Exhibit 99.2

WidePoint Corporation
Third Quarter 2008 Earnings Conference Call
November 17, 2008

Operator:     Good afternoon ladies and gentlemen thank you for standing by. Welcome to the WidePoint Corporation third quarter 2008 earnings conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. Please press star, zero, for operator assistance at any time. For participants using speaker equipment, it may be necessary for you to pick up your handset before making your selection.

        I’d now like to turn the conference over to Frank Hawkins of Hawk Associates. Please go ahead.

Frank Hawkins:     Thank you Mary. Good afternoon. This is Frank Hawkins, CEO of Hawk Associates, WidePoint’s IR firm. Welcome to the WidePoint third quarter 2008 conference call. On the phone today are Steve Komar, the CEO of WidePoint, and Jim McCubbin, the company’s Chief Financial Officer. I would like to begin by reading the company’s Safe Harbor statement, and then we will hear from Steve and Jim before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties, and other factors not under the company’s control. Those risks may cause actual results, performance, or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

        And now, here is Steve with his opening remarks.

Steve Komar:     Thank you, Frank and good afternoon to everyone. On behalf of myself and the WidePoint management team, I'd like to welcome you all to the third quarter 2008 investor conference call.

        I have to start by saying that you know, we join you today in the midst of some difficult economic and financial times, times that have impacted just about every one of us in one form or another. Although these same conditions have had some limited impact on the company’s markets, I’m pleased to report that WidePoint is in solid financial condition and very well positioned to exploit its high growth niche target market opportunities for the foreseeable future.

        Focusing first on operating results, our total company revenues for the third quarter of 2008 were $8.9 million, more than double the 2007 comparable period performance, and nine months year-to-date 2008 revenues of $25.3 million, or approximately 150% greater than the prior year period. The bulk of this growth is attributable to our mobile telecom managed services business, with revenues of $5.3 million in the third quarter of 2008, versus, well, zero, in 2007, however even with a pro forma comparison to pre-acquisition results, revenue from this segment increased about 50% versus the prior year period.

        Our consulting services segment revenues for the nine months ended 2008 were $7.8 million, up 6% from the prior year period. But at $2.4 million for the third quarter of 2008, are marginally down from the second quarter or the previous quarter of 2008.

        This segment continues at a steady pace, but it did not experience the usual seasonal sales uptick that accompanied the government sector’s fiscal year ending as of September 30th. In our PKI credentialing segment we experienced a similarly softer third quarter, although its revenues on a year-to-date basis remain ahead of ‘07, 2007 performance levels.

        Clearly the rollout of this market opportunity has been slower than projected. However, we are confident of its realization in coming quarters and fiscal years. To that end, we have invested in the necessary capabilities, relationships and resources to ensure our competitive advantage and full market reach as this market matures.

        On the earnings front, we realized positive EBITDA, earnings before interest, taxes, depreciation and amortization, positive EBITDA for the quarter and year-to-date, although we did record a net loss for the quarter of $335,000. The difference between these two numbers primarily being non-cash items, such as depreciation, amortization of acquisition intangibles, plus the cost of accounting for stock compensation expense.

        From a stability standpoint, our balance sheet and liquidity are very solid. We generated over $2.5 million in net cash from operations in the third quarter, and $5 million on a year-to-date basis. Combining this with $4 million that we received in proceeds from stock issuances earlier in the year, has allowed us to fund $5.4 million in acquisition costs and investments in necessary resources, while increasing available cash from $2 million to $7 million during 2008.

        As a company and management, we believe we have made the right decisions and necessary investments to ensure that we remain focused on specific market opportunities where we are, number one, competitively advantaged, and secondly, whose size and revenue potential will generate significant earnings and return on investment for our shareholders. We expect growing success in the coming quarters and calendar year. In the interim we appreciate your support and commitment in helping us to realize these goals and results for the corporation.

        Thank you. And now I’d like to turn it over to Jim McCubbin for his comments on the finance, operations and key initiatives. Jim, it’s all yours.

Jim McCubbin:     Thank you Steve. Ladies and gentlemen again welcome to our 2008 third quarter investor call.

        The third quarter continued to build upon the financial foundation we established in the first and second quarters of this year. We believe the financial groundwork we laid is still on track, and should help us demonstrate the financial model that will yield continuing top line and bottom line improvement in the fourth quarter of 2008, and for the full year 2009.

        The capital we raised in the second quarter of 2008 has allowed us to make prudent investments during the third quarter, in our bid and proposal efforts, as well as allowing us to further enhance our sales and marketing infrastructure, with both tools and talent. These investments already have yielded several new contract awards and partnerships that should allow us to realize a strong position in two of our managed service segments, as they grow from early adoption to the beginning of stages of full adoption by the federal infrastructure.

        In profiling these two segments, I would like to first address our Mobile Telecom Managed Services segment that experienced revenue growth of approximately 51% from $3.5 million for the three months ended September 30th, 2007, this being prior to the acquisition by WidePoint, to approximately $5.3 million for the three months ended September 30th, 2008. This segment, this sequential revenue growth in each of the past three quarters, and we anticipate with a high level of assurance, that this revenue growth should continue into the fourth quarter of 2008, and into 2009.

        Underlying the support for this growth is our GSA FSSI contract vehicle, in which we have been awarded competitively the first two contracts, contracts that will start to recognize revenues in the fourth quarter of 2008. Further bolstering the outlook for this segment, is the increased level of interest and discussions we have been having with many of the initial 14 agencies that provided the basis for the FSSI contract vehicle. Many of these agencies or departments are presently in many different levels of discussions with us, and we feel that we have again, a high level of assurance in continuing to realize additional contract awards in the future.

        Next in profiling our second segment, I would like to address our PKI managed services segment. Our PKI credentialing and managed services segment experienced a decrease in comparative quarter-to-quarter revenues, with revenues decreasing approximately 12%, or $154,000, from approximately $1.3 million for the quarter ended September 30th, 2007; as compared to approximately $1.16 million for the quarter ended September 30th, 2008.

        Countering this quarter-to-quarter trend is the recent trend that we have witnessed, that has seen quarter-to-quarter sequential growth since our fourth quarter of 2007. While not expanding as rapidly as we had anticipated, we have seen steady growth over the past three quarters. We do expect to see this segment experience continued growth and ultimately break out as we witness the move to more fully adopted PKI programs throughout the federal infrastructure.

        The adoption of PKI by the federal infrastructure, we believe is a foregone conclusion. Implementation and timing are the challenges that we presently face. Our investment in this segment in the third quarter has yielded several strategic relationships that should allow us an ability to implement our services widely. While not yielding dramatic financial results yet, these newly achieved relationships should provide us with the ability to execute on a broadly based federal infrastructure, which is so important to us in yielding the business model that we want to see in the future.

        As an aside to our two strategic segments that we have profiled, we have also a third segment. This segment is our consulting services segment, which experienced a decrease in comparative quarter-to-quarter revenues, with revenues decreasing approximately 10%, or $258,000, from $2.7 million for the quarter ended September 30th, 2007, to $2.4 million for the quarter ended September 30th, 2008. This segment has been extremely variable over the past year, as we have seen revenues increase and decrease as a result of budget delays or cancellations that has increased revenues from one quarter to the next. However, we can see that for the nine months ended September 30th, 2008, we did witness revenue growth over the comparative nine month period in 2007.

        Looking forward for this segment, we anticipate that our consulting services, while continuing to be variable, will flatten and rebound as we witness increases in federal government consulting services, and we expand our reach into new agencies and departments, and as the economic environment ultimately does improve.

        Taken together, these three segments have caused our revenues to increase from approximately $4 million for the quarter ended September 30th, 2007, to approximately $8.9 million for the quarter ended September 30th, 2008.

        But looking beyond revenues and looking at our income statement, we also experienced an increase in gross profit of approximately $300,000, with gross profit rising from approximately $1.2 million to $1.5 million. All of these revenue increases, or all of these gross profit increases were of course related predominately to our rising revenues. We do anticipate that gross margin should rise in the future though, as we realize a greater revenue mix from increased PKI sales, which we believe will have higher relative gross margins.

        Looking at sales, general and administrative expenses for the third quarter, we also witnessed approximately $1.75 million, or 20% of revenues compared to approximately one million, or 25% of revenues in the third quarter. We also anticipate that our SG&A should level off of these levels, and provide a relative percentage improvement as we witness increasing revenues in the future, factoring in depreciation, interest expense and interest income for the third quarter of 2008 of approximately $83,000; as compared to approximately $4,000 in the third quarter of 2007, does yield a net loss for the third quarter of 2008 of approximately $335,000 as compared to a net income of approximately $178,000 for the third quarter of 2007.

        Given that—this net loss, we would like to make everyone aware of the fact that after excluding amortization, depreciation and 123R stock compensation expense for the third quarter 2008, we did for the second quarter in a row, realize positive income in factoring in our interest carrying charges. This has led to the management of positive cash flows on our balance sheet and continues to provide the company with the liquidity to finance the investment in the two key managed service segments that we have focused so much time, effort and money on, allowing us the opportunity to build WidePoint’s financial model into one that will allow us to have a leading position within the two focused segments that we have. This we believe will ultimately generate a financial model that provides strong future cash flows and profits and supports the investments we have made in 2008. Thank you. Steve.

Steve Komar:     Thank you Jim. I appreciate that, you covered a lot of ground. I think if I can ask our facilitator to rejoin us, we can then move to opening, opening the lines for your questions and comments, and we look forward to that.

Operator:     Thank you sir. And ladies and gentlemen, we will now begin the question/answer session. If you do have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. We do ask if you’re on a speaker phone today, that you please lift the handset before making your selection. One moment please for the first question.

        And our first question comes from the line of Mark Gilreath with First Allied. Please go ahead.

Mark Gilreath:     Hi, how are you doing?

Steve Komar:      Hi, good afternoon.

Mark Gilreath:     Good. I had a quick question regarding consistency of corporate communication strategy. A quarter ago stock fell off $0.60 and the company deemed it necessary to release a statement, reiterating previous guidance on top line revenue. And this quarter, stock fell off to $0.10 and there was silence, no public comment by the company. You know, as investors, we’re just looking for consistent strategies, one way or the other. So I just wanted to comment on that.

Steve Komar:     Okay, it's a fair point.

Jim McCubbin:     Mark, I think when we commented on that, we were commenting it on, in conjunction with some other news that we were putting out at the time. We don’t make a habit, or we have not to-date had a policy on commenting on stock fluctuations, since it’s a bit out of our control. We will discuss it though with legal counsel and our investor relations people, to see if there’s a precedent for it and we’re allowed to do that. We do have to be careful that we don’t start making comments on things that we really can’t influence.

Mark Gilreath:     Sure, sure. And then the last point, I was wondering if you could talk to your PR firm and maybe give them a little, you know; we have schedules on our end, so if you could give more than say 48, 72 hours notice on the quarterly calls, that’d be appreciated.

Jim McCubbin:     Hey Mark, we absolutely agree with you there as well. And in the past we’ve been trying to give a week’s notice. There was some difficulty that we’re having in the preparation of finalizing the Q, and a proxy and an annual report that made it difficult for us to do it any earlier than we did, but we will attempt to make sure that we take that into consideration in future quarters.

Mark Gilreath:     Very good, thank you.

Steve Komar:     And to be fair Mark, we have heard that comment from a few others, so consider us sufficiently sensitized to it.

Mark Gilreath:     Very good, thank you very much.

Operator:     Thank you. Now as a reminder, ladies and gentlemen, if you do have any questions, please press star followed by the one on your touchtone phone.

        And our next question comes from the line of Ted Karkus a private investor. Please go ahead.

Ted Karkus:     Greetings gentlemen, congratulations on what I think is an excellent quarter. And also congratulations on making the transition from a revenue company to hopefully what we’re seeing as, into being a cash flow positive and earnings positive company.

        A couple of quick questions. First of all, shares outstanding increased, off the top of my head, I think about 5.5 million shares. Do you expect the shares outstanding to level off, was most of that due to the acquisition and would you expect the shares outstanding to level off from this point going forward?

Jim McCubbin:     Hey Ted that was all related to the capital raise from back in May, as well as probably just some smoothing when basic and diluted was calculated, because you look at the calendarization of it. But we have not issued and presently are not planning on doing any equity raises or material stock issuances.

Ted Karkus:     Okay.

Jim McCubbin:     That pretty much answer your question?

Ted Karkus:     Yes and second question, from cash flow from operations, it looks like for the year, is at about breakeven, based on the fact that you reported a net loss, which equaled the depreciation and amortization. Is that about accurate?

Jim McCubbin:     That’s about accurate. We’ve been managing our balance sheet this year, while we’ve been making the investments. When we raised the initial capital back in May, it was purposely so we could build out some sales and marketing infrastructure. The business model in the two business segments that we’re chasing, are extremely large segments, and we are really being pushed in making sure that we’re prepared for a ramp-up. And so that’s what, that’s how we’ve been managing both the balance sheet and the income statement.

Ted Karkus:     All right. Do you have an idea of when you could actually be reporting bottom line earnings and when cash flow will actually turn positive, or in the fourth quarter right now, do you expect cash flow to be positive? Have we turned the corner on that?

Jim McCubbin:     Well I mean, with qualifiers in many places. You know as we’ve already said in our filings, we anticipate revenues going up. We expect to see you know, margins improving, and we’ve flattened out our SG&A. So from that conclusion, you know, depending on what revenue really goes up by, you’ll see continued improvement to both cash flows and at some point, we’re going to get an inflection—hopefully sooner than later, into that positive income. We all want that as much as the next person.

Ted Karkus:     Right, so, I’m just looking right now at let’s say $0.28 a share, I’m looking at a $16 million market cap, you’ve got about $7 million in cash and you’re doing, it looks like, this year about $35 million, just going from, you know, $25 million for the nine months, I’m guessing, $35 million plus. So you’re trading at less than one half of one times revenues, cash flow positive, earnings positive hopefully soon. If stock stays down here, do you have any use for that seven million? Could you see buying back stock, or doing something there? It seems like the stock is incredibly cheap. I know the market’s doing what it’s doing so, but at some point, you know, fundamentally from a business point of view, what, do you have a plan or what your thoughts are with the market cap so cheap?

Jim McCubbin:     Well Ted, right now I can tell you, as soon as we have a high enough level of confidence in that forward continued income stream, I mean, then I’m sure we would address it, if we were staying at valuations that we couldn’t use the capital for, that would yield a better result. So it really, it really kind of depends over this next quarter or two. So it really does. But the market dynamics, as you’re aware, have just been almost silly. There’s a lot of companies out there that are multiples that nobody’s ever seen before.

Ted Karkus:     Right. Well congratulations on the quarter, good luck in the future. Thank you.

Steve Komar:     Thank you Ted.

Operator:     Thank you. Our next question comes from the line of David Jordon with Axiom Capital Management. Please go ahead.

David Jordon:     Yeah, hi gentlemen. You know, you announced on your, I think, when you, the numbers that you said that because the awards associated with iSYS that each quarter would be up a million dollars, or that at least you would have incremental revenues of a million dollars a quarter for the next several quarters. And would that imply, number one, that you would do at least $9.9 million for the next quarter and progressively more as the other businesses chip in. And could you share with us what the gross margins, just actually the gross margins are in each business segment, please?

Jim McCubbin:     Well David, we can say this. You know, we do expect the second half to be greater than the first half. I don’t think I can really contradict your fourth quarter estimates…

David Jordon:     But having said that, that implies that the second half is equal; that implies a $7.5 million fourth quarter. So that, I mean, it’s illogical to think that your business is going to be down for the fourth quarter. So if it’s nothing more than stable, plus the million dollars…continue.

Jim McCubbin:     David, while we believe that we’re going to do much better, okay, than that $7.2 million in the fourth quarter, we do need to qualify it. You know, the quarters still have to happen. We’re feeling fairly positive as we’re making our halfway point through the quarter. In our visibility, it looks very good. So I mean, given that, we’re seeing some growth in the fourth quarter, over the third quarter. But, okay, as a qualifier, consulting services always has great variability in the last month of the quarter, okay. We could see a range of revenues moving all over from that $9 million to $12 million range okay, because of some of that variability and that end of quarter spending in that segment. Okay?

David Jordon:     Well the $9 to $12 million is certainly different than saying that you expect your second half to be better than the first half, where it’s implied that the fourth quarter would be as low as $7.2 million.

Jim McCubbin:     But David, again, all we were doing was restating a statement we had made on the last call, and the call prior to that, that we were expecting our second half to be greater than the first half. In no way did we mean to imply, okay, that we were going to not have incremental improvements between Q3 and Q4. That was not our intent. I’d like to clarify that. Now, what we were doing is just re-supporting some guidance that we had given in the past.

David Jordon:     What kind of gross margins do you have associated specifically with the iSYS business?

Jim McCubbin:     Oh, I think you may be addressing the Mobile TMS business?

David Jordan:     Mobile TMS business, right.

Jim McCubbin:     We really don’t identify it by company names. We see a range of gross margins, depending on what we’re offering within that Mobile TMS sector. We haven’t reported it, but it is presently in that 16% to 22% range, okay, and that’s also allowing for certain purchase accounting, that is placed in amortization, that’s placed against cost of goods sold. We do see that number improving, because it is a managed services as we grow the base of users. But that’s where it is approximately now.

David Jordon:     Okay, thank you.

Jim McCubbin:     Thanks David.

Operator:     Thank you. Our next question comes from the line of Paul Kubina, a private investor. Please go ahead.

Paul Kubina:     Yes. A quick question for you, how has the acquisition of the Protexx scenario played out in your acquisition strategy?

Steve Komar:     Well, we can take a shot at that. Maybe we’ll both answer that one jointly. But I would say first, that Protexx was acquired mid third quarter. It was not a material contributor or detractor to, to our results for that quarter. In terms of strategy, we view that business going forward as an expansion of our capabilities to serve some new markets in the PKI and PKI related sectors. We still feel very confident that, that they will in fact be a material contributor as we move into 2009. I would not expect to see a material plus or minus from them in the fourth quarter, and I’m sure I just violated some kind of a rule about projections. But basically, that, that company is fitting in very nicely into our strategies and we think that when they get off the blocks, which we think will be as we approach yearend, that we will see some pretty significant performance out of them in 2009.

Jim McCubbin:     Hey Paul, it’s a very good question, by the way. How it fits into our strategy – we have the capability or the ability to acquire some software that we could pretty much broaden the PKI offerings down through a commercial base. We also have the capability to bring on some data-in-motion, packet level security, which kind of fits into the mobile environment, which helps us blend the securitization of mobile devices.

        We’ve never really addressed the overall strategy of the company, but going into the mobile space by itself, wasn’t just a decision we wanted to make because we wanted to be in the mobile space. We wanted to be in the mobile space where we could take some of our capabilities within the public key infrastructure and security and make sure that we levered a base, where we could not just provide it for smart cards, or laptops, or desktops, but also mobile devices. Controlling and managing a large base of mobile devices just clearly fits into that strategy of cross-marketing. And we have high hopes for it in the future.

        Does that help clarify the strategy?

Paul Kubina:     Yes it does, yes it does and thank you for your time for clarifying that for me.

Steve Komar:     Thanks Paul.

Jim McCubbin:     Thanks Paul.

Paul Kubina:     You’re welcome.

Operator:     Thank you. And ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. And as a reminder, if you are on a speaker phone, please lift the handset before making your selection. One moment please.

        All right now, management, it looks like there are no further questions. I'll turn it back to you for closing comments.

Steve Komar:     Well thank you very much and again, in closing, thanks very much to our investors for taking the time and the support and the commitment for us as we kind of focus, focus very strongly on delivering improved performance and building a quality enterprise as we go into 2009. We thank you again for your support and have a great evening.

Operator:     Thank you. Ladies and gentlemen that will conclude today’s teleconference. We do thank you again for your participation, and at this time you may disconnect.